Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, January 13, 2011
COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH QUARTER EARNINGS PER SHARE OF $.70
     Commerce Bancshares, Inc. announced earnings of $.70 per share for the quarter ended December 31, 2010 compared to $.57 in the fourth quarter of 2009 and $.64 per share in the previous quarter. Net income for the fourth quarter amounted to $61.9 million compared to $49.6 million in the same period last year and $55.9 million in the previous quarter. The return on average assets for the three months ended December 31, 2010 was 1.34%, and the return on average equity was 12.0%.
     For the year ended December 31, 2010, earnings per share totaled $2.52, an increase of 27.9% compared to $1.97 in 2009. Net income amounted to $221.7 million in 2010 compared to $169.1 million in 2009, or an increase of 31.1%. The return on average assets was 1.22% in 2010 and the return on average equity was 11.1%. At December 31, 2010 the ratio of tangible common equity to total assets improved to 10.3% compared to 9.7% at year end 2009.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report net income this quarter of $61.9 million, an increase of 24.8%, over the same period last year. These results were mainly due to solid growth in core fee income, notably bankcard and trust fees, coupled with a lower loan loss provision and stable core expenses. Additionally, the Company sold a majority of its student loan portfolio this quarter at a gain of $9.8 million and essentially exited from the federally insured student loan business due to recent statutory changes. Net interest income improved this quarter despite lower loan totals. We also prepaid high coupon advances from the Federal Home Loan Bank which resulted in a prepayment penalty of $11.8 million which will lower future borrowing costs.”
     Mr. Kemper continued, “During the quarter, net loan charge-offs totaled $21.6 million compared to $21.8 million in the previous quarter, and $37.0 million in the same period last year. Non-performing assets at December 31, 2010 totaled $97.3 million compared to $102.1 million in the previous quarter. The provision for loan losses matched our net loan charge-offs this quarter, and our allowance for loan losses was unchanged at $197.5 million, representing 2.3 times non-performing loans. Our capital and liquidity positions have strengthened all year, and at year end the ratio of tangible common equity to assets amounted to 10.3%, while our loans to deposits ratio amounted to 64.6%. Because of our strong capital position, we elected to resume our treasury stock buyback plan and repurchased approximately 1.1 million shares of common stock this quarter. While we have navigated successfully through a stressed economy this year, new regulatory changes in 2011 will continue to challenge our Company and the entire banking industry. We feel confident we are well positioned to meet these challenges and take advantage of future growth opportunities.”
(more)

     Total assets at December 31, 2010 were $18.5 billion, total loans were $9.5 billion, and total deposits were $15.1 billion. During the quarter, the Company purchased approximately 1.1 million shares of its common stock through its previously approved treasury stock buyback plan and paid a 5% common stock dividend on December 20, 2010.
     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/10	12/31/10	12/31/09
Non-Accrual Loans	$89,609	$85,275	$106,613
Foreclosed Real Estate	$12,539	$12,045	$10,057
Total Non-Performing Assets	$102,148	$97,320	$116,670
Non-Performing Assets to Loans	1.05%	1.03%	1.15%
Non-Performing Assets to Total Assets	.54%	.53%	.64%
Loans 90 Days & Over Past Due — Still Accruing	$42,723	$20,466	$42,632
     This financial news release, including management’s discussion of fourth quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	Sept 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Unaudited)	2010	2010	2009	2010	2009
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$159,437	$160,677	$164,503	$645,932	$635,502
Taxable equivalent net interest income	164,773	166,010	169,530	666,143	654,203
Non-interest income	100,010	110,454	102,519	405,111	396,259
Investment securities gains (losses), net	16	1,204	(1,325)	(1,785)	(7,195)
Provision for loan losses	21,844	21,647	41,002	100,000	160,697
Non-interest expense	155,586	164,031	153,739	631,134	621,737
Net income	55,885	61,921	49,622	221,710	169,075
Cash dividends	19,621	19,395	18,984	78,231	74,720
Net total loan charge-offs	21,844	21,647	36,988	96,942	138,836
Business	582	1,514	1,991	4,586	12,837
Real estate — construction and land	1,971	1,589	10,030	15,006	34,092
Real estate — business	776	1,829	2,186	4,058	5,248
Consumer credit card	12,592	9,736	12,721	47,731	49,275
Consumer	4,912	5,295	7,870	20,474	32,201
Revolving home equity	276	469	561	1,975	1,190
Student	2	—	2	5	6
Real estate — personal	379	961	1,230	2,056	2,787
Overdraft	354	254	397	1,051	1,200
Per common share:
Net income — basic	$0.63	$0.72	$0.57	$2.54	$1.98
Net income — diluted	$0.64	$0.70	$0.57	$2.52	$1.97
Cash dividends	$0.224	$0.224	$0.218	$0.895	$0.871
Diluted wtd. average shares o/s	87,560	86,927	87,192	87,382	85,551

RATIOS
Average loans to deposits (1)	68.88%	64.63%	73.61%	70.02%	79.79%
Return on total average assets	1.19%	1.34%	1.09%	1.22%	0.96%
Return on total average equity	10.98%	11.99%	10.48%	11.15%	9.76%
Non-interest income to revenue (2)	38.55%	40.74%	38.39%	38.54%	38.41%
Efficiency ratio (3)	59.58%	60.33%	57.27%	59.71%	59.88%

AT PERIOD END
Book value per share based on total equity	$23.37	$23.36	$21.64
Market value per share	$35.80	$39.73	$36.88
Allowance for loan losses as a percentage of loans	2.04%	2.10%	1.92%
Tier I leverage ratio	9.93%	10.17%	9.58%
Tangible equity to assets ratio (4)	10.26%	10.27%	9.71%
Common shares outstanding	87,578,505	86,624,181	87,158,735
Shareholders of record	4,311	4,284	4,444
Number of bank/ATM locations	369	367	374
Full-time equivalent employees	5,011	4,979	5,125

OTHER QTD INFORMATION
High market value per share	$38.42	$40.59	$38.46
Low market value per share	$33.43	$34.35	$32.56

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In thousands, except per share data)	2010	2010	2009	2010	2009
Interest income	$178,916	$177,436	$194,999	$729,478	$789,512
Interest expense	19,479	16,759	30,496	83,546	154,010

Net interest income	159,437	160,677	164,503	645,932	635,502
Provision for loan losses	21,844	21,647	41,002	100,000	160,697

Net interest income after provision for loan losses	137,593	139,030	123,501	545,932	474,805

NON-INTEREST INCOME
Bank card transaction fees	37,723	41,016	33,572	148,888	122,124
Deposit account charges and other fees	21,693	21,491	26,085	92,637	106,362
Trust fees	20,170	21,117	19,345	80,963	76,831
Bond trading income	5,133	5,574	4,903	21,098	22,432
Consumer brokerage services	2,390	2,311	2,413	9,190	10,831
Loan fees and sales	5,830	11,975	7,728	23,116	21,273
Other	7,071	6,970	8,473	29,219	36,406

Total non-interest income	100,010	110,454	102,519	405,111	396,259

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	5,645	1,703	2,639	13,058	(32,783)
Noncredit-related losses (reversals) on securities not expected to be sold	(7,690)	(2,594)	(2,301)	(18,127)	30,310

Net impairment losses	(2,045)	(891)	338	(5,069)	(2,473)
Realized gains (losses) on sales and fair value adjustments	2,061	2,095	(1,663)	3,284	(4,722)

Investment securities gains (losses), net	16	1,204	(1,325)	(1,785)	(7,195)

NON-INTEREST EXPENSE
Salaries and employee benefits	85,442	86,562	85,480	346,550	345,779
Net occupancy	12,086	11,290	11,273	46,987	45,925
Equipment	5,709	5,776	6,589	23,324	25,472
Supplies and communication	6,724	6,222	7,162	27,113	32,156
Data processing and software	16,833	16,999	16,935	67,935	61,789
Marketing	5,064	3,377	4,132	18,161	18,231
Deposit insurance	4,756	4,801	5,465	19,246	27,373
Debt extinguishment	—	11,784	—	11,784	—
Indemnification obligation	—	(2,722)	—	(4,405)	(2,496)
Other	18,972	19,942	16,703	74,439	67,508

Total non-interest expense	155,586	164,031	153,739	631,134	621,737

Income before income taxes	82,033	86,657	70,956	318,124	242,132
Less income taxes	26,012	24,432	21,493	96,249	73,757

Net income before non-controlling interest	56,021	62,225	49,463	221,875	168,375
Less non-controlling interest expense (income)	136	304	(159)	165	(700)

Net income	$55,885	$61,921	$49,622	$221,710	$169,075

Net income per common share — basic	$0.63	$0.72	$0.57	$2.54	$1.98

Net income per common share — diluted	$0.64	$0.70	$0.57	$2.52	$1.97

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2010	2010	2009
ASSETS
Loans	$9,706,265	$9,410,982	$10,145,324
Allowance for loan losses	(197,538)	(197,538)	(194,480)

Net loans	9,508,727	9,213,444	9,950,844

Loans held for sale	248,108	63,751	345,003
Investment securities:
Available for sale	7,164,273	7,294,303	6,340,975
Trading	20,828	11,710	10,335
Non-marketable	110,487	103,521	122,078

Total investment securities	7,295,588	7,409,534	6,473,388

Short-term federal funds sold and securities purchased under agreements to resell	4,550	10,135	22,590
Long-term securities purchased under agreements to resell	350,000	450,000	—
Interest earning deposits with banks	4,047	122,076	24,118
Cash and due from banks	412,315	328,464	417,126
Land, buildings and equipment — net	387,792	383,397	402,633
Goodwill	125,585	125,585	125,585
Other intangible assets — net	11,285	10,937	14,333
Other assets	403,762	385,016	344,569

Total assets	$18,751,759	$18,502,339	$18,120,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,752,930	$2,150,725	$1,793,816
Savings, interest checking and money market	9,712,088	10,190,134	9,202,916
Time open and C.D.’s of less than $100,000	1,607,664	1,465,050	1,801,332
Time open and C.D.’s of $100,000 and over	1,318,877	1,279,112	1,412,387

Total deposits	14,391,559	15,085,021	14,210,451
Federal funds purchased and securities sold under agreements to repurchase	1,530,555	982,827	1,103,191
Other borrowings	337,863	112,273	736,062
Other liabilities	445,177	298,754	184,580

Total liabilities	16,705,154	16,478,875	16,234,284

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	417,827	433,942	415,637
Capital surplus	865,246	971,293	854,490
Retained earnings	669,485	555,778	568,532
Treasury stock	(2,323)	(2,371)	(838)
Accumulated other comprehensive income	95,204	63,345	46,407

Total stockholders’ equity	2,045,439	2,021,987	1,884,228
Non-controlling interest	1,166	1,477	1,677

Total equity	2,046,605	2,023,464	1,885,905

Total liabilities and equity	$18,751,759	$18,502,339	$18,120,189

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	September 30, 2010		December 31, 2010		December 31, 2009
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS:
Loans:
Business (A)	$2,917,798	3.82%	$2,919,553	3.77%	$2,866,187	3.77%
Real estate — construction and land	530,472	4.00	498,296	4.17	695,077	3.93
Real estate — business	1,998,500	5.10	2,002,721	5.01	2,112,793	4.98
Real estate — personal	1,450,898	5.13	1,443,998	5.00	1,546,822	5.32
Consumer	1,234,138	6.65	1,190,862	6.61	1,358,380	7.03
Revolving home equity	485,034	4.32	483,195	4.31	488,314	4.33
Student	315,150	2.40	22,307	2.10	334,804	2.28
Consumer credit card	762,987	11.29	776,426	10.82	748,918	11.80
Overdrafts	6,667	—	8,068	—	10,802	—

Total loans (B)	9,701,644	5.21	9,345,426	5.22	10,162,097	5.27

Loans held for sale	305,013	1.78	93,041	2.38	322,125	1.70
Investment securities:
U.S. government & federal agency	672,447	1.44	623,102	2.30	517,951	3.02
State & municipal obligations (A)	982,137	4.53	1,090,639	4.45	930,881	4.80
Mortgage and asset-backed securities	5,100,958	2.77	5,221,307	2.86	4,478,166	3.86
Other marketable securities (A)	182,966	5.18	176,628	5.01	188,467	5.45

Total available for sale securities (B)	6,938,508	2.95	7,111,676	3.11	6,115,465	3.98
Trading securities (A)	22,525	2.87	31,537	3.35	13,746	2.66
Non-marketable securities (A)	109,215	9.43	107,275	5.98	133,682	6.02

Total investment securities	7,070,248	3.05	7,250,488	3.15	6,262,893	4.02

Short-term federal funds sold and securities purchased under agreements to resell	6,903	0.69	5,219	0.61	9,383	0.85
Long-term securities purchased under agreements to resell	199,302	1.72	396,739	1.69	—	—
Interest earning deposits with banks	170,504	0.25	87,371	0.25	290,233	0.25

Total interest earning assets	17,453,614	4.19	17,178,284	4.22	17,046,731	4.66

Non-interest earning assets (B)	1,167,692		1,116,547		1,045,890

Total assets	$18,621,306		$18,294,831		$18,092,621

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$481,997	0.16	$480,417	0.14	$442,036	0.14
Interest checking and money market	9,979,287	0.28	10,316,143	0.27	9,180,802	0.33
Time open & C.D.’s of less than $100,000	1,642,200	1.32	1,533,324	1.18	1,895,538	1.93
Time open & C.D.’s of $100,000 and over	1,417,162	0.97	1,231,865	0.93	1,558,664	1.46

Total interest bearing deposits	13,520,646	0.47	13,561,749	0.43	13,077,040	0.69

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,023,961	0.23	1,125,258	0.12	979,738	0.33
Other borrowings	350,328	3.09	230,469	2.96	773,130	3.62

Total borrowings	1,374,289	0.96	1,355,727	0.61	1,752,868	1.78

Total interest bearing liabilities	14,894,935	0.52%	14,917,476	0.45%	14,829,908	0.82%

Non-interest bearing demand deposits	1,006,578		1,041,035		1,166,687
Other liabilities	700,754		286,675		217,306
Equity	2,019,039		2,049,645		1,878,720

Total liabilities and equity	$18,621,306		$18,294,831		$18,092,621

Net interest income (T/E)	$164,773		$166,010		$169,530

Net yield on interest earning assets		3.75%		3.83%		3.95%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2010
For the quarter ended December 31, 2010, net income amounted to $61.9 million, an increase of $12.3 million over the same quarter last year, and an increase of $6.0 million compared to the previous quarter. For the current quarter, the return on average assets was 1.34%, the return on average equity was 12.0%, and the efficiency ratio was 60.3%. Compared to the same quarter last year, net interest income (tax equivalent) decreased by $3.5 million to $166.0 million, while non-interest income increased by $7.9 million to $110.5 million and included a $6.9 million gain on the sale of the Company’s entire held to maturity student loan portfolio. Non-interest expense for the quarter totaled $164.0 million, an increase of $10.3 million, or 6.7%, over the same period last year but included an early pay-off penalty of $11.8 million on the redemption of certain Federal Home Loan Bank (FHLB) borrowings, partly offset by a $2.7 million reduction in a Visa indemnification obligation. The provision for loan losses totaled $21.6 million, representing a decline of $19.4 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 4th quarter of 2010, average loans, including loans held for sale, decreased $568.2 million, or 5.7%, compared to the previous quarter. Also, these same loans decreased $1.0 billion, or 10.0%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was partly due to the sale of the Company’s held to maturity student loans in October 2010, which totaled approximately $311 million. Also in October, the Company sold held for sale student loans totaling approximately $175 million. These loans were originated in the 2009-2010 school year and sold to the U.S. Department of Education (DOE). The Company no longer holds any student loans originated under the DOE program. In addition, construction and consumer banking loans declined on average by $32.2 million and $43.3 million, respectively. Average business loans increased slightly, which included growth in commercial and tax free loans of $12.5 million offset by a decline in lease loans of $10.8 million, while average business real estate loans increased $4.2 million. Average consumer credit card loans also increased $13.4 million, mainly due to seasonal retail spending in the 4th quarter. The decline in average consumer loans resulted mainly from a decline of $32.7 million in marine and RV loans, primarily due to normal pay-downs on these loans as the Company no longer originates these types of loans. On December 30, 2010, the Company purchased business real estate loans, totaling $40.1 million, from another financial institution. These loans are to borrowers within the Company’s existing markets. On a period end basis, business and business real estate loans increased $100.2 million over the previous quarter mainly due to new loan activity late in the current quarter.
Total available for sale investment securities (excluding fair value adjustments) averaged $7.1 billion this quarter, up $173.2 million compared to the previous quarter. The increase was mainly the result of purchases of municipal, agency mortgage-backed and other asset-backed securities which totaled $75.9 million, $307.3 million and $445.9 million, respectively, in the 4th quarter. On December 31, 2010, the duration of the investment portfolio was 2.0 years, and maturities of approximately $1.6 billion are expected to occur during 2011.
Total average deposits increased $75.6 million, or .5%, during the 4th quarter of 2010 compared to the previous quarter. This increase in average deposits resulted mainly from growth in non-interest bearing demand, money market, and interest checking accounts of $34.5 million, $315.7 million, and $21.2 million, respectively, partly offset by a decline in certificate of deposit (CD) accounts of $294.2 million. Virtually all of the net increase in average deposits came from business type accounts. The average loans to deposits ratio in the current quarter was 64.6%, compared to 68.9% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $18.6 million compared to the previous quarter. This decrease was mainly due to a decline of $119.2 million in the average balance of FHLB advances during the current quarter as a result of both redemptions and maturities during the quarter. In November 2010, the Company repaid FHLB advances totaling $125 million which had a weighted average rate of 4.2%, and paid a pre-payment penalty of $11.8 million. In December 2010, another $100 million in such advances also matured. Average balances of federal funds purchased and repurchase agreements increased this quarter by $101.3 million.
Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2010 amounted to $166.0 million, an increase of $1.2 million compared with the previous quarter, and a decrease of $3.5 million compared to the 4th quarter of last year. During the 4th quarter of 2010, the net yield on earning assets (tax equivalent) was 3.83%, compared with 3.75% in the previous quarter and 3.95% in the same period last year.
The increase in net interest income (tax equivalent) in the 4th quarter of 2010 over the previous quarter was primarily due to lower rates paid on both deposits and borrowings, lower average balances on FHLB advances and growth in interest income on the Company’s investment securities portfolio. Interest on loans, including held for sale student loans, declined $5.4 million, mainly due to lower average balances and rates earned on most loan categories. Of this decline in interest income, the sale of the Company’s student loan portfolios (both held for sale and held to maturity) accounted for $2.6 million of the overall decline in interest income. Interest income on investment securities increased $3.1 million mainly due to higher interest earned on mortgage-backed, municipal and inflation-protected securities (TIPS). The higher interest on mortgage-backed securities was partly due to the settlement late in the 3rd quarter and in the 4th quarter of certain securities purchased on a forward delivery basis, as mentioned last quarter. The growth in municipal interest income of $1.0 million was mainly due to higher average balances, while interest on TIPS increased $1.3 million due to higher inflation income recorded this quarter.
Interest expense on deposits declined $1.5 million in the 4th quarter of 2010 compared with the previous quarter as a result of continued lower rates paid on virtually all deposit products, in addition to lower average CD balances. Interest expense on borrowings decreased $1.2 million, due mainly to lower average balances and lower rates paid on FHLB advances, as discussed above. Also, rates paid on repurchase agreements declined 12 basis points this quarter, further reducing interest expense.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2010
The tax equivalent yield on interest earning assets in the 4th quarter of 2010 increased 3 basis points over the previous quarter to 4.22%, while the overall cost of interest bearing liabilities decreased 7 basis points to .45%.
Non-Interest Income
For the 4th quarter of 2010, total non-interest income amounted to $110.5 million, an increase of $7.9 million compared to $102.5 million in the same period last year. Also, current quarter non-interest income increased $10.4 million compared to $100.0 million recorded in the previous quarter.
Bank card fees in the current quarter increased 22.2% over the 4th quarter of last year due to strong growth in transaction fees earned on corporate card (growth of 44.6%), merchant (growth of 22.7%) and debit card (growth of 12.9%) transactions. Corporate card fees, which totaled $13.1 million this quarter, saw continued growth resulting from both new customer transactions and increased volumes from existing customers. Debit card and merchant fee income in the 4th quarter of 2010 totaled $15.0 million and $7.3 million, respectively, and reflected good holiday retail sales results. Credit card fees also increased 6.4% over the same quarter last year. Trust fees for the quarter increased 9.2% compared to the same period last year, which resulted from growth in both personal and institutional trust business, but continued to be negatively affected by low interest rates on money market investments held in trust accounts.
Deposit account fees decreased $4.6 million, or 17.6%, from the 4th quarter of 2009, and decreased $202 thousand, or .9%, compared to the previous quarter. Virtually the entire decline was due to lower overdraft fees. The decline in overdraft fees of $4.8 million this quarter compared to the same period last year was the result of the Company’s implementation on July 1, 2010 of new overdraft regulations on debit card transactions. There was only a slight decline in overdraft fees from the previous quarter. Corporate cash management fees, which comprised 38.2% of total deposit account fees in the current quarter, declined 1.8% compared to the same period in the previous year.
Bond trading income for the current quarter totaled $5.6 million, an increase of 13.7% over the same period last year. Loan fees and sales totaled $12.0 million this quarter, an increase of $4.2 million over the 4th quarter of last year and included gains of $6.9 million on sales of $311 million of held to maturity student loans and gains of $2.8 million on sales of $175 million of held for sale student loans originated under the DOE program. Other non-interest income included $1.0 million in impairment charges recorded during the quarter on certain bank premises which the Company intends to sell.
Investment Securities Gains and Losses
Net securities gains amounted to $1.2 million in the 4th quarter of 2010, compared to net gains of $16 thousand in the previous quarter and net losses of $1.3 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $891 thousand on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired, compared to losses of $2.0 million in the previous quarter. The cumulative credit-related impairment reserve on these bonds totaled $7.5 million at quarter end. At December 31, 2010, the par value of non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired totaled $184.3 million, compared to $171.6 million at December 31, 2009.
The current quarter also included a pre-tax gain of $2.1 million, which included $1.1 million in fair value adjustments on certain of the Company’s private equity investments and a gain of $950 thousand on the sale of mortgage-backed securities.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $164.0 million, an increase of $8.4 million over the previous quarter and an increase of $10.3 million, or 6.7%, compared to the same period last year. Non-interest expense included a FHLB pre-payment penalty of $11.8 million and a $2.7 million reduction in a Visa indemnification obligation, as previously mentioned. Excluding these items, non-interest expense would have amounted to $155.0 million, slightly less than the amount recorded in the previous quarter. Compared to the 4th quarter of last year, salaries and benefits expense increased $1.1 million, or 1.3%, mainly due to higher incentive compensation and 401K plan expense, but offset by lower salaries, pension plan expense, and medical claims costs. Full time equivalent employees totaled 4,979 and 5,125 at December 31, 2010 and 2009, respectively.
Compared with the 4th quarter of last year, supplies and communication costs declined 13.1%, reflecting initiatives to reduce paper supplies, customer checks, and courier costs. Costs for equipment, loan collection, and marketing costs were all lower than the same period last year. Data processing and software costs increased slightly, which was mainly the result of higher bankcard processing fees (related to higher bankcard revenues), partly offset by lower student loan servicing costs. Included in other non-interest expense this quarter was foreclosed real estate and other repossessed property expense which totaled $3.1 million compared to $129 thousand in the same period last year.
Income Taxes
The effective tax rate for the Company was 28.3% in the current quarter, compared with 31.8% in the previous quarter and 30.2% in the 4th quarter of 2009.
Credit Quality
Net loan charge-offs in the 4th quarter of 2010 amounted to $21.6 million, compared with $21.8 million in the prior quarter and $37.0 million in the 4th quarter of last year. The slight decrease in net loan charge-offs in the 4th quarter of 2010 compared to the previous quarter was mainly the result of lower consumer credit card and construction loan losses, which decreased by $2.9 million and $382 thousand, respectively. Net loan charge-offs on business and business real estate loans were higher than in the previous quarter but remained at low levels. Consumer loan losses totaled $5.3 million in the current quarter, with the majority of the losses contained in the marine/RV loan portfolio. The ratio of annualized net loan charge-offs to total average loans was .92% in the current quarter compared to .89% in the previous quarter.
For the 4th quarter of 2010, annualized net charge-offs on average consumer credit card loans amounted to 4.97%, compared with 6.55% in the previous quarter and 6.74% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.76% of average consumer loans, compared to 1.58% in the previous quarter and 2.30% in the same quarter last year. The

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2010
provision for loan losses for the current quarter totaled $21.6 million, matching net loan charge-offs, and was $19.4 million lower than in the same period last year. The allowance for loan losses, which was unchanged from the previous quarter, totaled $197.5 million, or 2.10% of total loans, excluding loans held for sale. At December 31, 2010, the allowance for loan losses was 232% of total non-accrual loans.
At December 31, 2010, total non-performing assets amounted to $97.3 million, a decrease of $4.8 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($85.3 million) and foreclosed real estate ($12.0 million). At December 31, 2010, the balance of non-accrual loans, which represented .9% of loans outstanding, included construction and land loans of $52.8 million, business real estate loans of $16.2 million and business loans of $8.9 million. Loans past due more than 90 days and still accruing interest totaled $20.5 million at December 31, 2010, a decline of $22.3 million from the previous quarter. The decline from the previous quarter was mainly due to $19.6 million in federally guaranteed student loans which, as noted above, were sold in October 2010.
Other
During the quarter ended December 31, 2010, the Company resumed its previously approved treasury stock buyback plan and purchased 1,076,732 shares of treasury stock at an average cost of $37.09.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.